PRESS RELEASE

                           J. C. PENNEY COMPANY, INC.
                        REDEEMS EXISTING RIGHTS PLAN AND
                             ADOPTS NEW "TIDE" PLAN
                             ----------------------

         Plano, TX, March 11, 1999 -- J. C. Penney Company, Inc. (the "Company") (NYSE: JCP) announced today that its Board of Directors will redeem the Company's current Rights Plan effective March 26, 1999 and simultaneously replace it with a new Rights Plan containing a "TIDE" feature. This three-year independent director evaluation ("TIDE") provision creates a committee of the Company's Directors who are neither officers, employees nor affiliates of the Company which will review the Rights Plan at least every three years. If a majority of these independent Directors deem it appropriate, they may recommend to the Board a modification or termination of the Rights Plan.

         The new Rights Plan provides for the distribution of one preferred stock purchase right for each outstanding share of Common Stock held by stockholders of record on March 26, 1999. The redemption price for the old rights of $.005 per right will be paid to stockholders of record as of that same date and mailed along with the Company's May 1st dividend which has already been declared by the Board of Directors. The old plan was not terminated nor was the new plan adopted in response to any specific effort to acquire control of the Company.

         Other than the TIDE feature, the terms of the new Rights Plan are substantially similar to those of the current Rights Plan. The new rights may be redeemed by the Board of Directors for $0.005 per Right and will otherwise expire on March 26, 2009.